EXHIBIT 11


                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                                      December 31
                                        --------------------------------------
                                           2001          2000          1999
                                           ----          ----          ----

Net Income                              $  721,741    $1,118,805    $  300,553
                                        ==========    ==========    ==========



Weighted Average of Common
 Shares Outstanding                      1,604,163     1,604,163     1,604,163

Dilutive Effect of Stock Option             63,641        70,824        63,021
                                        ----------    ----------    ----------

                                         1,667,804     1,674,163     1,667,184
                                        ==========    ==========    ==========


Basic Net Income Per Common Share       $      .45    $      .70    $      .19
                                        ==========    ==========    ==========


Dilutive Net Income Per Common Share    $      .43    $      .67    $      .18
                                        ==========    ==========    ==========


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